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Pricing Supplement dated May 15, 2002                            Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and                       File No. 333-84692
Prospectus Supplement dated April 4, 2002)

                       TOYOTA MOTOR CREDIT CORPORATION

                      Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount:  $200,000,000            Trade Date: May 15, 2002
Issue Price: See "Plan of Distribution"    Original Issue Date: May 17, 2002
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $199,980,000
   Terms of the Notes -- Interest"         Principal's Discount
Interest Payment Period: Quarterly           or Commission: 0.01%
Stated Maturity Date: May 19, 2003

________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                    Date):
     [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate [ ]  Federal Funds Rate
               [X]  LIBOR     [ ]  Treasury Rate       [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

     Initial Interest Reset Date: August 19, 2002   Spread (+/-): -0.06%
     Interest Rate Reset Period: Quarterly          Spread Multiplier:  N/A
     Interest Reset Dates: February 19, May 19,     Maximum Interest Rate: N/A
        August 19, November 19
     Interest Payment Dates: February  19, May 19,  Minimum Interest Rate:  N/A
       August 19, November 19, commencing           Index Maturity: 3 month
       August 19, 2002                              Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from May 17, 2002 to May 19, 2003
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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  			  ___________________________

			   Credit Suisse First Boston

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ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on May 15, 2002 minus 0.06%.


Plan of Distribution

     Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation ("CSFB"), Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), CSFB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. CSFB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by CSFB.

          Under the terms and conditions of the Agreement, CSFB is committed to take and pay for all of the Notes offered hereby if any are taken.